PERKINS & MARIE CALLENDER'S INC.

FOR IMMEDIATE RELEASE

March 12, 2008


MEMPHIS - Perkins & Marie Callender's Inc. announced today that it has named Fred T. Grant executive vice president and chief financial officer, effective April 5, 2008, replacing James W. Stryker who recently announced his intention to resign.

Grant, a licensed Certified Public Accountant, most recently served as financial consultant at Pacific Gateway Capital, Greenville, South Carolina. From 1990 until 2007 he was employed by Ryan's Family Steak Houses, a division of Buffets Inc. Grant served as chief financial officer at Ryan's and later as division president. Grant's background also includes eight years of public accounting experience with KPMG and Deloitte & Touche as well as three years with Barnett Banks of Florida.

In making the announcement, Jay Trungale, PMCI's chief executive officer, stated: "Fred brings to PMCI a wealth of restaurant industry experience which will no doubt benefit us greatly as we continue our growth." Trungale added that James Stryker, who is leaving PMCI after nearly seven years of service to return to his home in California, will remain with the company for several weeks in order to complete an orderly transition.


ABOUT THE COMPANY: Perkins & Marie Callender's Inc. operates or franchises 619 family restaurants in the U.S., Canada and Mexico under the brand names Perkins Restaurant & Bakery or Marie Callender's Restaurant & Bakery, and licenses food products for sale in retail groceries. The Company is majority-owned by an affiliate of Castle Harlan, Inc., the New York-based investment firm.

                                     # # #


Media Contact:
Vivian H. Brooks
508.347.2368